Exhibit 10.8
OBJECTIVE: Western Alliance Bancorporation (“WAL”) has established the 2005 Stock Incentive Plan (“SIP”), which is hereby incorporated by reference. To further the objectives of the SIP, WAL has established the WAL 2017 Annual Bonus Plan (“Bonus Plan”) under the SIP, effective January 1, 2017. The purpose of the Bonus Plan is to provide incentives and rewards for superior performance in order to attract and retain highly qualified team members and to maximize financial performance during the 2017 calendar year (“Plan Year”) so that Western Alliance Bancorporation (“WAL”) will meet and exceed its performance goals.
ELIGIBILITY: Employees of Western Alliance Bank or another wholly-owned affiliate of WAL as of January 1st of the Plan Year are eligible for the Bonus Plan, unless the employee is eligible to participate in a special incentive plan, e.g., Alliance Association Bank, or a separate individual plan (“Participants”). Employees hired between January 1, 2017 and September 30, 2017 are eligible for a prorated award under the Bonus Plan. Employees hired after September 30th are not eligible for the Bonus Plan, but may become eligible for the following year’s annual bonus plan.
EFFECTIVE DATE: January 1, 2017. This Bonus Plan supersedes all prior annual bonus plans adopted by WAL.
FREQUENCY OF AWARDS: Awards will be paid within 90 days after the end of the Plan Year. Participants must be employed at the end of the Plan Year to receive any compensation under this Bonus Plan.
PLAN ADMINISTRATOR: Pursuant to Section 3 of the SIP, the WAL Compensation Committee will approve, administer and implement the Bonus Plan. The day to day details of the Bonus Plan will be monitored by an internal committee made up of WAL Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer (“Bonus Plan Committee”).
HOW THE PLAN WORKS: Subject to the terms of the Bonus Plan, award calculations will be based on the following performance measures: 1) Earnings per Share, 2) Credit Quality, 3) Non-Credit Enhanced Deposit Growth, 4) Loan Growth, 5) Quality Control and 6) Fee Revenue Growth (“Plan Performance Measures”).
Each Plan Performance Measure will operate independently (i.e., it is possible for one Performance Measure to generate an award opportunity and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another. Performance Measures are individually weighted (“Performance Measure Weights”) (i.e., certain Performance Measures are counted more heavily in calculating awards than others). The Bonus Plan Committee recommends the Plan Performance Measures and Performance Measure Weights at the beginning of the Plan Year for approval by the WAL Compensation Committee. The Compensation Committee retains absolute authority over the selection of and Performance Measures and Performance Measure Weights.
A target bonus percentage expressed as a percentage of base salary will be established for each Participant. A payout at the maximum level requires outstanding performance for the year in all components of the Bonus Plan. Base Salary is defined as the Participant’s actual salary earned for the year which includes pay for regular hours worked plus paid holiday, sick, and vacation hours; earnings received during a leave of absence are not included in this calculation.

A.	Earnings Per Share Performance is weighted 35%
This portion of the award will be calculated based on WAL’s Earnings per Share performance during the Plan Year. The Earnings per Share calculation is determined pursuant to Generally Accepted Accounting Principles (“GAAP”). EPS will be adjusted for gain/loss on trust preferred valuation, merger charges, mandated legal/regulatory changes.

WAL Performance Earnings Per Share Results	Performance Measure Weight Paid (%)
Less than < $2.75	No Bonus paid
Between $2.75 to $2.90	75% to 100%
Between $2.90 to $3.05	100% to 150%

B.	Credit Quality is weighted 10%
This Credit Quality portion of the award will be calculated using the Net Charge Off ratio (5%) and the ratio of Classified Assets to Total Assets (5%).

a.	The Net Charge Off ratio equals Net Loan Charge Offs for the year divided by Average Loans Outstanding for the year.

WAL Credit Quality Performance	Performance Measure Weight Paid (%)
Net Charge Off Ratio
>0.20%	No Bonus Paid
<0.20% to 0.15%	75% to 100%
<0.15% to 0.10%	100% to 150%

b.	The ratio of Classified Assets to Total Assets will be measured as of December 31, 2017.

WAL Credit Quality Performance	Performance Measure Weight Paid (%)
Classified Assets to Total Assets Ratio
>1.75%	No Bonus Paid
<1.75% to 1.50%	75% to 100%
<1.50% to 1.25%	100% to 150%

C.	Non-Credit Enhanced Deposit Growth is weighted 10%

1.
This portion of the award will be calculated using the actual Non-Credit Enhanced Deposit Growth results for Western Alliance Bank. Exclusions may be made to these calculations to account for windfalls.

2.	Following are the definitions/calculations on which this portion of the award will be based:

a.	A calculation will be made based on the year over year Western Alliance Bank growth in organic Non-Credit Enhanced Deposit Accounts.

b.	The calculation will exclude CDARS, ICS, Deposits backed by Letters of Credit, Collateralized Deposits, Reciprocal Deposit arrangements and Brokered Deposits.

c.	The percent of Target award paid for year over year Non-Credit Enhanced Deposit Growth will be calculated based on the following schedule:

Non-Credit Enhanced Deposit Growth	Percent of Performance Measure Weight Paid
Less than <$1,000MM growth	No Bonus paid
Between $1,000 - $1,200MM	75% to 100%
Between $1,200 - $1,400MM	100% to 150%

D.	Loan Growth is weighted 10%

1.	This portion of the award will be calculated based on actual Loan Growth results for WAL. Exclusions may be made to these calculations to account for windfalls.

2.	Following are the definitions/calculations on which this portion of the award will be based:

a.	A calculation will be made based on the year over year growth in Total Loans.

b.	Loan calculations will not include increases in loans acquired by acquisition.

c.	The percent of Target award paid for year over year Loan Growth will be calculated based on the following schedule:

Loan Growth	Performance Measure Weight Paid (%)
Less than <$800 MM	No Bonus paid
Between $800 - $1,000 MM	75% to 100%
Between $1,000 - $1,200 MM	100% to 150%

E.	Quality Control is weighted 20%

1.	This Quality Control portion of the award will be calculated based on an assessment of the Company’s performance in Audit (10%) and Compliance (10%).

2.	The effectiveness of the Company’s quality control will be evaluated based upon regulatory examinations and internal audits.

3.
Effective regulatory examinations and internal audits will include preparedness, execution, and compliance with the regulatory framework for banks over $10 billion in assets, the satisfactory clearance of audit issues on a timely basis, no repeat findings of significance, and effective audit and compliance functions.

4.	The maximum pay out for the Quality Control portion of the award is 100%

5.	Quality Control performance will be measured and assessed by the WAL Audit Committee

F.	Growth in Fee Revenue is weighted 15%

1.	This portion of the award will be calculated using the actual growth in Fee Revenue for Western Alliance Bank.

2.	Following are the definitions/calculations on which this portion of the award will be based:

a.	A calculation will be made for year over year growth in Western Alliance Bank Non-Interest Fee Income and will exclude the following revenue: BOLI, rental income, lease income and appraisal income.

b.	Calculation: The percent of Target bonus paid for Growth in Fee Revenue will be calculated based on the following schedule:

Growth in Fee Revenue	Performance Measure Weight Paid (%)
Less than <$3.0MM	No Bonus paid
Between $3.0 - $4.0 MM	75% to 100%
Between $4.0 - $5.0 million	100% to 150%

G.	Other Calculation Provisions

1.
Members of the WAL Executive Management Committee, Divisional Presidents and all Participants below the level of Vice President will be paid out according to the bonus formula without respect to individual assessments. Participants with a corporate title of Vice President, Senior Vice President and Executive Vice President will be evaluated at the end of the Plan Year. Such Participants’ final awards will range from 75% to 120% of each Participant’s target payout based on participant’s contribution to overall performance.

2.	Each Participant must meet individual loan and deposit production goals, if applicable, or their award may be reduced or eliminated.

3.
A Participant’s bonus may be reduced or eliminated if, in the discretion of the Bonus Plan Committee: i) their department’s loan review and/or audits are rated below satisfactory and/or not adhering to safety, soundness, and approved operational procedures; ii) any Participant, their branch or department earns a rating of less than “Satisfactory,”; iii) their department’s credit underwriting and/or portfolio management practices are rated below “Satisfactory” and/or not adhering to safety and soundness; or iv) the Participant, their branch or department has not contributed adequately to the financial results attributed to them.

H.	Other Administrative Provisions

1.
This is a discretionary bonus plan and, in order to receive payment of any award under this Plan, the Participant must be eligible and employed by Western Alliance Bank or another wholly-owned affiliate of WAL at the end of the Plan Year.

2.	Designation as a Participant in the Bonus Plan does not create a contract of employment for any specified time, nor does it alter or amend an “at-will” policy of employment.

3.
If any Participant’s performance is rated as falling below job expectations or as less than satisfactory at any time during the Plan Year, or if the participant is subject to any written disciplinary action, the award will be reduced or eliminated.

4.	If any Participant whose job duties include development of new loans and deposits does not meet or exceed that Participant’s production goals, the award may be reduced or eliminated.

5.	A change in officer title during the Plan Year will result in a prorated change in target bonus percentage based upon the number of months in each position.

6.
Awards will be paid through the normal payroll process to Participants. All awards will be subject to applicable taxes. Awards do not constitute commissions or additional wages, and participants have no vested interests in the benefits of the Bonus Plan, except as expressly provided for herein. No right or interest of any participant in the Bonus Plan is assignable or transferable.

7.	Awards under this Bonus Plan will be used in calculating covered earnings for benefit purposes for the 401(k) and Life Insurance Plans but not for Long Term Disability Insurance.

8.	Timely and accurate completion of all reports, budgets and other planning exercises is required for payment under the Bonus Plan.

9.
Acknowledgment from the HR Department that departments and officers have conformed to bank policy in timeliness of annual reviews, controllable turnover, and all other areas of HR administration is required for payment under this Bonus Plan.

10.
Performance measurements and statistics will be based on calculations completed by the Finance Division of Western Alliance Bank. Any questions about the results or the bonus calculations must be submitted to the Plan Administrator within 30 days after the calculations have been completed and published, after which time no inquiries will be considered.

11.
Performance Measures, Performance Measure Weights and award opportunities may be adjusted during the performance period only upon approval by the Plan Administrator as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in extraordinary circumstances. Notwithstanding the foregoing, no adjustment will be made to any award intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) (as defined below) to the extent the adjustment would cause the award to fail to so qualify.

12.
This Bonus Plan is governed and interpreted by the Plan Administrator, whose decisions shall be final. WAL reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without consent of any Participant.

13.
Participants in special incentive plans (which may be paid out quarterly) may not be eligible to participate in the Bonus Plan, and the Bonus Plan Committee has the discretion to determine eligibility for the Bonus Plan.

14.
The intent of the Bonus Plan is to fairly reward employees for adding value to WAL. Subject to the Code Section 162(m) provisions below, if adjustments need to be made to allow the Bonus Plan to accomplish its purpose, the Plan Administrator in its sole discretion can make those adjustments.

15.
Notwithstanding anything to the contrary in this Plan, it is the intention of the Plan Administrator that any award granted to a participant who is a “covered employee” (each a “Covered Employee”) as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), should qualify as “performance-based compensation” for purposes of Code Section 162(m), all determinations relating to such awards will be made by the WAL Compensation Committee, which is comprised solely of “outside directors” (within the meaning of Code Section 162(m)), and the following provisions will apply to such awards:

a.	The WAL Compensation Committee will determine the amount of an award opportunity to be granted to each participant who is a Covered Employee.

b.
Subject to subsection (e) below, the amount of a Covered Employee’s award will be an amount determinable from written performance targets approved by the WAL Compensation Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the performance period to which the performance target relates. The WAL Compensation Committee will have the authority to determine in its sole discretion the applicable performance period relating to any such award.

c.	The maximum aggregate limit on awards that may be awarded under this plan to any Covered Employee with respect to any calendar year is $5 million.

d.
The amount of any award will be based on objective Performance Measures and a Performance Target with respect to each Performance Measure as specified by the WAL Compensation Committee. When establishing performance targets that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the WAL Compensation Committee may exclude any or all “extraordinary items” as determined under GAAP including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, only to the extent permitted under Code Section 162(m).

e.
The WAL Compensation Committee will determine in writing with respect to any Covered Employee whether the performance target has been met with respect to any affected Covered Employee and, if that is the case, so certify and ascertain the amount of the applicable award. No awards will be paid to any Covered Employee until such certification is made by the WAL Compensation Committee.

f.	The Plan will be administered and interpreted in accordance with Code Section 162(m) to ensure the deductibility by the Company or its affiliates of the payment of such awards.

16.
To the extent not preempted by federal law, the Bonus Plan shall be construed in accordance with and governed by the State of Arizona, determined without regard to its conflict of law principles. If any provision of this Bonus Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be full effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Bonus Plan shall be exclusively in the courts of the State of Arizona, County of Maricopa, including the Federal Courts located there (should Federal jurisdiction exist).

Sample Calculation:

1.	Earnings Per Share Performance is weighted 35%

EPS achieved	$2.90
% of EPS Target Paid	100%

2.	Credit Quality Performance is weighted 10%

Net Charge Off Ratio	0.15%
Classified Assets to Total Assets	1.50%
% of Credit Quality Target Paid	100%

3.	Non-Credit Enhanced Deposit Growth is weighted 10%

Non-Credit Enhanced Deposit Growth Achieved	$1,400MM
% of Non-Enhanced Deposit Growth Target Paid	150%

4.	Loan Growth Performance is weighted 10%

Loan Growth Achieved	$1,200MM
% of Loan Growth Target Paid	150%

5.	Quality Control factors are weighted 20%
Passed at the 100% level for example purposes

6.	Growth in Fee Revenue is weighted 15%

Growth in Fee Revenue Achieved	$4.0MM
% of Fee Revenue Target Paid	100%
Example Paid under WAL Annual Bonus

Participant has a base salary of $60,000 Target Bonus of 8% Target Bonus - $4,800.00
EPS	Credit Quality	Non-Credit Enhanced Deposit Growth	Loan Growth	Quality Control	Fee Revenue Growth
$4,800	$4,800	$4,800	$4,800	$4,800	$4,800
X 35%	X 20%	X 10%	X 10%	X 20%	X 15%
$1,680	$960	$480	$480	$960	$720
X 100%	X 100%	X150%	X150%	X100%	X100%
$1,680	$960	$720	$720	$960	$720
Total Payout is $1,680 + $960 + $720 + $720 + $960 + $720 = $5,760